Exhibit 5.1

July 16, 2009

The Bancorp, Inc.

409 Silverside Road

Wilmington, DE 19809

Ladies and Gentlemen:

We have acted as counsel to The Bancorp, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3, as amended (Registration No. 333-156687) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date of this opinion, on behalf of the selling securityholder (the “Selling Securityholder”), relating to (i) a warrant dated December 12, 2008 to purchase common stock, par value $1.00 per share, of the Company (“Common Stock”) and (ii) 1,960,405 shares of Common Stock for which the Warrant may be exercised (the “Warrant Shares,” and together with the Warrant, the “Securities”). The Warrant was issued pursuant to a Letter Agreement, dated as of December 12, 2008, incorporating the terms of the Securities Purchase Agreement — Standard Terms (the “Purchase Agreement”) between the Company and the United States Department of the Treasury.

We have reviewed the originals, or copies identified to our satisfaction, of the Registration Statement, the Purchase Agreement, the Warrant, the certificate of incorporation and bylaws of the Company, as amended, and such corporate records of the Company and other documents as we have deemed necessary for purpose of rendering the opinions hereinafter set forth. We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document. We have also assumed that, prior to the offer and sale of the securities, the registration requirements of the Securities Act and all applicable requirements of state laws regulating the sale of the Securities will have been duly satisfied.

Subject to the foregoing and the other matters set forth herein, it is our opinion that (i) the Warrant to be sold by the Selling Securityholder has been duly authorized and is validly issued, fully paid and nonassessable and (ii) upon issuance in accordance with the terms of the Warrant, the Warrant Shares to be sold by the Selling Securityholder will have been duly authorized, validly issued, fully paid and nonassessable.

The opinions expressed herein are qualified in the following respects:

(1)    Our opinions set forth above are subject to the effect of applicable bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, arrangement, moratorium, preferential or fraudulent conveyance, or other similar laws or equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity) relating to or affecting the rights and remedies of creditors generally, and to the effect of general principles of equity, including concepts of good faith and fair dealing and standards of materiality and reasonableness. In addition, we express no opinion regarding any indemnity, contribution or exoneration provisions in any agreement to the extent that they may be limited or held unenforceable under public policy or applicable laws.

(2)    This opinion is limited in all respects to federal laws, the Delaware General Corporation Law and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and the United States.

We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Ledgewood

LEDGEWOOD

a professional corporation